Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-195796, 333-105010 and 333-234140) and Registration Statement on Form S-3 (No. 333-228548) of SJW Group of our report dated February 28, 2019, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Connecticut Water Service Inc., which appear in the Current Report on Form 8-K/A of SJW Group dated December 20, 2019.

/s/ Baker Tilly Virchow Krause, LLP

Wyomissing, Pennsylvania

December 20, 2019